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                                                                   Exhibit 10.44

                               DEFERRED BONUS PLAN
                                       OF
                            MAGUIRE PROPERTIES, INC.
                        MAGUIRE PROPERTIES SERVICES, INC.
                            MAGUIRE PROPERTIES, L.P.

Section 1 Purpose.

            This Deferred Bonus Plan (the "Plan") is intended to provide an employment incentive to certain asset management employees and other employees of Maguire Properties, Inc. (the "REIT"), a Maryland corporation, Maguire Properties Services, Inc. (the "Services Company"), a Maryland corporation, Maguire Properties, L.P. (the "Partnership"), a Maryland limited partnership, and their subsidiaries (collectively, the "Company"), to assist the Company in retaining such employees considered essential to the continued success of its business.

Section 2 Eligibility.

            Any employee of the Company performing duties on a substantially full-time basis with the Company shall be eligible to be selected by the Committee (as defined below) as a participant in the Plan (a "Participant").

            The Committee may annually designate new Participants in the Plan. Participants shall be selected in the sole discretion of the Committee and no employee shall have any interest in the Plan until so designated as a Participant.

Section 3 Determination of Deferred Bonus Award.

            The Committee shall, in its sole discretion, annually determine the amount of all bonus awards for Participants under the Plan (the "Deferred Bonus Awards"). Such determinations shall be communicated in writing to the Participants within sixty (60) days after the end of each calendar year while the Plan is in effect.

Section 4 Timing of Payment.

            Each Deferred Bonus Award shall be payable in five (5) equal annual installments, without interest, with the first installment payable at the time of award and the remaining installments payable in February of each succeeding calendar year (or such other time as the Committee may determine) until the full amount of the Deferred Bonus Award is paid, provided, however, that such installment payments are earned by the Participant by continued full-time employment with the Company.

            A Participant shall have no right to receive payment of any part of his or her Deferred Bonus Award which has not been earned through continued full-time employment with the Company. Any portion of the Deferred Bonus Award which is not earned through continued full-time employment shall be immediately forfeited upon the termination of employment of the Participant for any reason other than (a) retirement after age sixty-five (65), (b) death, or (c)


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Total Disability. "Total Disability" shall mean the total and permanent disability of a Participant to perform the usual duties of his or her employment with the Company, as determined by the Committee.

            Notwithstanding the foregoing, the Committee may, in its sole discretion, approve of the continued payment of any unearned and forfeitable portion of a Participant's Deferred Bonus Award which would otherwise be forfeited as a result of the Participant failing to remain in the full-time employment of the Company.

            Upon the voluntary retirement of a Participant after age sixty-five
(65), his or her death, or upon a determination by the Committee of a Participant's Total Disability, any remaining payments of Deferred Bonus Award payable to the Participant shall be fully vested and shall continue to be paid to the Participant (or in the case of his or her death, his or her designated beneficiaries) as if the Participant's employment with the Company had continued. Alternatively, the Committee may, in its sole discretion, cause any remaining payments to be immediately payable in a single lump sum.

Section 5 Designation of Beneficiary.

            Each Participant shall have the right to designate a beneficiary or beneficiaries to receive any amounts payable to him or her under the Plan in the event of his or her death. Each married Participant must designate his or her surviving spouse as his or her beneficiary under the Plan unless his or her surviving spouse consents in writing to a different designation. Any designation of a beneficiary shall be made on a form prescribed by or approved by the Committee. A Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation. If, however, the Participant is married, his or her spouse shall be required to join in any such designation or change if any beneficiary other than the spouse is designated.

            If a Participant shall fail to designate a beneficiary before his or her death, then any amounts payable to him or her under the Plan in the event of his or her death shall be payable to his or her surviving spouse, and if there is no surviving spouse, then to the personal representative of his or her estate.

Section 6 Withholding of Income Taxes.

            The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Deferred Bonus Award paid hereunder.

Section 7 Benefits Payable Under Plan.

            The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Deferred Bonus Award under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

Section 8 Prohibition Against Assignment of Benefits.


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            Except as provided hereunder, all amounts payable hereunder to a
Participant shall be paid only to the Participant or his or her designated beneficiaries. No interest of a Participant under the Plan shall be subject to the claims of creditors or others, nor may any interest under the Plan be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or any other legal or equitable process. In addition, no Participant or beneficiary shall have the right to alienate, assign, anticipate, pledge or encumber his or her interest in any Deferred Bonus Award or payment under the Plan in any manner whatsoever.

Section 9 Administration of Plan.

            The Plan shall be administered by the Compensation Committee of the Board of Directors of the REIT (the "Committee").

            Subject to the provisions of the Plan, the Committee shall have the exclusive power and authority to select and designate Participants eligible under the terms of the Plan, to determine the amount of each Participant's Deferred Bonus Award, and to take such further action as may be necessary or proper to administer the Plan.

            All decisions and determinations by the Committee shall be final and binding upon all parties. The Committee shall have the authority to interpret the Plan and to establish and revise rules and regulations relating to the administration of the Plan and to employ such advisors as it deems necessary to properly discharge its duties hereunder.

Section 10 Employee Sharing and Expense Allocation Agreement.

            In the event that a Participant's services are shared among the Services Company, the Partnership, Maguire Partners - Glendale II, LLC ("Glendale II") and/or Maguire Properties - Solana Services, L.P. ("Solana Services"), the payment of any and all bonuses hereunder to such Participant shall be allocated among the Services Company, the Partnership, Glendale II and Solana Services in accordance with the Employee Sharing and Expense Allocation Agreement, by and between the Services Company, the Partnership, Glendale II and Solana Services as in effect from time to time.

Section 11 Effect of the Plan.

            Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.

Section 12 Termination of Plan.

            The Company reserves the right to amend, suspend or terminate the Plan at any time in its sole discretion.

            After termination or suspension, no additional Participants shall be designated under the terms of the Plan, nor shall any additional Deferred Bonus Awards be made to any


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Participant. Any Participant whose interest in the Plan shall not have been fully vested shall continue to vest in such Deferred Bonus Awards by continued full-time employment with the Company.

Section 13 Notice of Denial of Benefits.

            (a) A Participant or beneficiary making a claim for benefits under the Plan shall make such claim in writing to the Committee on forms to be provided by the Committee. If the Committee denies a claim in whole or in part, it shall notify the Participant or beneficiary in writing of such denial within ninety (90) days after receipt of the claim. Such notice shall be written in a manner calculated to be understood by the Participant or beneficiary and shall include:

                  (i) The specific reason or pertinent Plan provisions on which the denial is based;

                  (ii) Description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and explanation of why such material or information is necessary; and

                  (iii) Appropriate information as to the steps to be taken if the Participant or beneficiary wishes to submit his or her claim for review.

            (b) The Committee shall establish a procedure by which a Participant, beneficiary or other person shall have an opportunity for a full and fair review of his or her claim for benefits and denial. Any person, or his or her duly authorized representative, whose claim for benefits under the Plan has been denied, in whole or in part, may request the Committee to review the claim. Such request must be made in writing on a form to be provided by the Committee and shall include:

                  (i)   A request for review of the denied claim;

                  (ii) The grounds upon which the request for review is based and any facts in support thereof; and

                  (iii) Any other issues or comments which the requesting party deems pertinent to the review.

                  Such written request for review must be submitted to the Committee within sixty (60) days after the requesting party has received written notice of denial of his or her claim. The requesting party shall have the opportunity to review all documents pertinent to his or her claim and request for review.

                  The Committee shall make such review and render its decision in writing within sixty (60) days after receipt of a written request for review. Under special circumstances, an extension of time may be required by the Committee, in which case its decision shall be rendered as soon as possible, but not later than 120 days after receipt of a written request for review. Prior to the commencement of the extension of time, the Committee shall notify the


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requesting party that an extension of time is required. If the decision on review is not furnished to the claimant within the appropriate time period, then the claim shall be considered denied on review.

Section 14 Severability.

            In the event any provision of the Plan shall be held invalid or illegal for any reason, then such provision shall be fully severable and such illegality or invalidity shall not affect the remaining provisions of the Plan.

Section 15 Governing Law.

            The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California.


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